Exhibit 99.1

Dr. Robert Langer Joins Millipore’s Board of Directors

Eminent MIT scientist brings wealth of expertise in Life Science research markets

Billerica, Mass. – December 15, 2009 – Millipore Corporation (NYSE: MIL), a leading provider of technologies, tools and services for the global life science industry, today announced that Dr. Robert S. Langer has been elected to the company’s Board of Directors. Dr. Daniel Bellus, a Millipore director since 2000, will retire from the Board on March 8, 2010.

Dr. Langer is the David H. Koch Institute Professor at the Massachusetts Institute of Technology (MIT) in Cambridge, Massachusetts, and the recipient of over 170 major awards, including the 2006 National Medal of Science for his pioneering work in the use of polymers for the controlled release of medicines and in tissue regeneration.

“Millipore is honored to welcome Dr. Langer to its Board of Directors,” said Dr. Martin Madaus, Chairman, President and CEO. “As a world-renowned scientist and head of one of the most prominent laboratories in the world, Dr. Langer brings a wealth of expertise in science and biotechnology and a track record of innovation that will benefit Millipore as the Company expands in fast-growing and dynamic areas.”

Head of the Langer Lab at MIT, Dr. Langer has authored more than 1050 articles and has approximately 750 issued and pending patents worldwide, which have been licensed or sublicensed to over 220 companies. Dr. Langer serves on the Board of MIT’s McGovern Institute and the Whitehead Institute.

Dr. Langer joins Millipore’s Board of Directors as a member of the Governance and Public Policy Committee and the Technology Committee.

“I also want to thank Dr. Bellus for his many valuable contributions over the last nine years and wish him well in his retirement,” said Dr. Madaus.

About Millipore

Millipore (NYSE: MIL) is a Life Science leader providing cutting-edge technologies, tools, and services for bioscience research and biopharmaceutical manufacturing. As a strategic partner, we collaborate with customers to confront the world’s challenging human health issues. From research to development to production, our scientific expertise and innovative solutions help customers tackle their most complex problems and achieve their goals. Millipore Corporation is an S&P 500 company with more than 5,900 employees worldwide. For more information, visit www.millipore.com.

ADVANCING LIFE SCIENCE TOGETHER®

Research. Development. Production.

Safe Harbor Statement

Certain of the matters discussed herein, as well as in future oral and written statements by management of Millipore Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.

Potential risks and uncertainties that could affect Millipore’s future operating results include, without limitation, failure to achieve design wins into our pharmaceutical and biotechnology customers’ manufacturing design phase for a particular drug or vaccine; delay, suspension or termination of a customer’s volume production; fluctuations in the timing of customers’ orders; lack of availability of raw materials or component products on a timely basis; regulatory delay in the approval of new therapeutics; limitations on cash flow for operations and investment due to debt service obligations; the inability to establish and maintain necessary product and process quality levels; reduced demand for cell culture products using bovine serum; the inability to realize the expected benefits of development, marketing, licensing and other alliances; competitive factors such as new membrane or chromatography technology; risks relating to our concentration of principal manufacturing operations; the inability to successfully integrate acquired businesses; the inability to utilize technology in current or planned products due to overriding rights by third parties; potential environmental liabilities; conditions in the economy in general and in the bioscience and bioprocess markets in particular; foreign exchange fluctuations; reduced private and government research funding; exposure to product liability claims; and difficulties inherent in transferring or outsourcing of manufacturing operations. Please refer to our filings with the SEC, including our most recent Annual Report on Form 10-K, for more information on these and other risks that could cause actual results to differ.

Contacts:

Joshua Young

Director, Investor Relations

Millipore Corporation

(978) 715 - 1527

(800) 225 - 3384

joshua_young@millipore.com

Karen Hall

Director, Corporate Communications

Millipore Corporation

(978) 715 - 1567

karen_hall@millipore.com